UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 11, 2006

Allied Capital Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	0-22832	52-1081052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1919 Pennsylvania Avenue, N.W., Washington, District of Columbia		20006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202 721-6100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Form 8-K is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

At March 31, 2006, Allied Capital Corporation (the "Company") had a $772.5 million unsecured revolving line of credit, which could be increased up to $922.5 million at the Company's option, subject to customary conditions. On May 11, 2006, the Company amended the terms of the facility related to interest rates and certain reporting requirements. The interest rate spread was reduced from 1.30% to 1.05%.

At the Company’s option, borrowings under the revolving line of credit will now generally bear interest at a rate equal to (i) LIBOR (for the period selected by the Company) plus 1.05% or (ii) the higher of the Federal Funds rate plus 0.50% or the Bank of America N.A. prime rate. The revolving line of credit continues to require the payment of an annual commitment fee equal to 0.20% of the committed amount (whether used or unused). The revolving line of credit generally requires payments of interest at the end of each LIBOR interest period, but no less frequently than quarterly, on LIBOR based loans, and monthly payments of interest on other loans. All principal is due upon maturity. At May 11, 2006, there was $99.3 million in outstanding borrowings under the revolving line of credit.

The revolving credit facility continues to provide for a sub-facility for the issuance of letters of credit for up to an amount equal to 16.67% of the committed facility. The letter of credit fee will now be 1.05% per annum on letters of credit issued, which is payable quarterly. At May 11, 2006, there were $39.8 million of standby letters of credit issued under the facility.

The Company has various financial and operating covenants required by the revolving line of credit. These covenants require the Company to maintain certain financial ratios, including debt to equity and interest coverage, and a minimum net worth. These credit facilities provide for customary events of default, including, but not limited to, payment defaults, breach of representations or covenants, cross-defaults, bankruptcy events, failure to pay judgments, attachment of the Company's assets, change of control and the issuance of an order of dissolution. Certain of these events of default are subject to notice and cure periods or materiality thresholds. The facility also limits the Company's ability to declare dividends if it defaults under certain provisions.

In the ordinary course of their respective businesses, Bank of America, N.A., certain other lenders under the revolving line of credit and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with the Company and its affiliates.

The foregoing description of the revolving line of credit does not purport to be complete and is qualified in its entirety by reference to the full text of the revolving line of credit agreement that was filed as Exhibit 10.1 with the Company's Form 8-K filed on October 3, 2005, and the first amendment filed as Exhibit 10.2(a) with the Company's Form 10-Q for the period ended September 30, 2005, and the second amendment attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits

Exhibit No. Description
10.1 Second Amendement to Credit Agreement, dated May 11, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Capital Corporation

May 12, 2006	By:	Penni F. Roll

Name: Penni F. Roll
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Second Amendment to Credit Agreement, dated May 11, 2006.